Exhibit 99.1

May 3, 2016	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Stephanie Higgins 918-591-5026

ONEOK Announces First-quarter 2016 Financial Results

Natural Gas and Natural Gas Liquids Volumes Continue to Increase;
Adjusted EBITDA Rises by Nearly 40 Percent in First Quarter

TULSA, Okla. - May 3, 2016 - ONEOK, Inc. (NYSE: OKE) today announced first-quarter 2016 financial results.

SUMMARY

•	First-quarter 2016 dividend coverage ratio of more than 1.3 times;

•	First-quarter 2016 adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) increased nearly 40 percent compared with the first quarter 2015;

•	Earnings per share increased nearly 40 percent compared with the first quarter 2015;

•
The natural gas gathering and processing segment’s average fee rate increased to 68 cents in the first quarter 2016, compared with 35 cents in the first quarter 2015 and 55 cents in the fourth quarter 2015;

•	First quarter 2016 natural gas volumes gathered and processed increased approximately 18 and 20 percent, respectively, compared with first quarter 2015; and

•	First quarter 2016 natural gas liquids (NGL) volumes gathered and fractionated increased 6 and 16 percent, respectively, compared with first quarter 2015.

FIRST-QUARTER 2016 FINANCIAL HIGHLIGHTS

	Three Months Ended		Three Months
	March 31,		2016 vs. 2015
ONEOK	2016	2015	Increase
	(Millions of dollars, except per share and coverage ratio amounts)

Net income attributable to ONEOK	$83.4	$60.8	37.2%
Net income per diluted share	$0.40	$0.29	37.9%
Adjusted EBITDA (a)	$441.6	$320.4	37.8%
Distributions declared from ONEOK Partners	$197.5	$169.1	16.8%
Cash flow available for dividends (a)	$169.3	$152.1	11.3%
Dividend coverage ratio (a)	1.31	1.20
(a) Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA); cash flow available for dividends and dividend coverage ratio are non-GAAP measures. Reconciliations to relevant GAAP measures are attached to this news release.

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

“ONEOK’s first-quarter financial results benefited from ONEOK Partners’ uniquely positioned, integrated network of natural gas and NGL assets,” said Terry K. Spencer, president and chief executive officer of ONEOK. “Distributions declared from the partnership to ONEOK increased nearly 17 percent in the first quarter 2016, compared with 2015, driven by ONEOK’s increased ownership in ONEOK Partners.

“The partnership’s natural gas gathering and processing segment’s volume growth continued in the first quarter, due primarily to completed growth projects in the Williston Basin, which also drove increased NGL volumes from the region, and the natural gas pipelines segment continues to deliver consistent fee-based earnings,” continued Spencer.

“In addition, we anticipate significant ethane recovery to begin in early 2017, as demand for exports increases and new petrochemical facilities begin to come online near market hubs where the partnership is well-positioned to serve this growing demand without additional infrastructure or capital investments required,” added Spencer.

“ONEOK’s and ONEOK Partners’ proactive approach to reducing capital spending and operating costs, growing fee-based earnings and prudent financial decision-making continue to create value for investors,” Spencer concluded.

FIRST-QUARTER 2016 FINANCIAL PERFORMANCE

First-quarter 2016 results increased significantly compared with the first quarter 2015, with adjusted EBITDA up nearly 40 percent and operating income up nearly 60 percent. Results were impacted positively by higher volumes and increased fee-based earnings at ONEOK Partners (NYSE: OKS). NGL volumes gathered and fractionated and natural gas volumes gathered and processed increased, compared with the first quarter 2015, and fee-based earnings increased in the natural gas gathering and processing segment from contract restructuring.

	Three Months Ended		Three Months
	March 31,		2016 vs. 2015
ONEOK	2016	2015	Increase (Decrease)
	(Millions of dollars)

Operating income	$311.4	$196.5	58.5%
Operating costs	$177.0	$179.0	(1.1)%
Depreciation and amortization	$94.5	$86.0	9.9%
Equity in net earnings from investments	$32.9	$30.9	6.5%
Capital expenditures	$196.4	$343.8	(42.9)%

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

Higher first-quarter 2016 results primarily benefited from:

•	Higher NGL fee-based exchange-services volumes primarily from recently connected natural gas processing plants in the Williston Basin and Mid-Continent regions;

•	Higher average fee rates resulting from contract restructuring in the natural gas gathering and processing segment;

•	Higher natural gas volumes gathered and processed; and

•	Continued stable earnings from the natural gas pipelines segment’s primarily fee-based operations.

Operating costs decreased in the first quarter 2016, compared with the same period in 2015, due primarily to a decrease in operating costs in the natural gas liquids segment from lower rates charged by service providers and ongoing cost reduction efforts in all ONEOK Partners business segments.

Equity in net earnings from investments increased in the first quarter 2016, compared with the first quarter 2015, due primarily to higher NGL volumes delivered to the Overland Pass Pipeline from the Bakken NGL Pipeline.

Capital expenditures decreased in the first quarter 2016, compared with the same period in 2015, due to projects placed in service in 2015 and proactive spending reductions to align with customer needs.

EARNINGS PRESENTATION AND KEY STATISTICS:

Additional financial and operating information that will be discussed on the first-quarter 2016 conference call is accessible on the ONEOK and ONEOK Partners websites, www.oneok.com and www.oneokpartners.com, or by selecting the links below.

> View earnings presentation

> View earnings tables

ONEOK AND ONEOK PARTNERS HIGHLIGHTS:

ONEOK:

•	Maintaining 2016 cash flow available for dividends guidance of approximately $675 million and dividend coverage ratio guidance of approximately 1.3 times;

•
Receiving $107.2 million in distributions from the company's general partner interest and $90.3 million in distributions from the company's limited partner interests in ONEOK Partners in the first quarter 2016;

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

•	Extending in January 2016 the term of its $300 million credit agreement by one year, to January 2020, and having $298.9 million of capacity available under the agreement as of March 31, 2016;

•	Having $127.3 million of cash and cash equivalents, on a stand-alone basis, as of March 31, 2016; and

•	Declaring in April 2016 a first-quarter dividend of 61.5 cents per share, or $2.46 per share on an annualized basis, a nearly 2 percent increase compared with the first quarter 2015.

ONEOK Partners:

•	Reporting first-quarter 2016 distribution coverage of 1.06 times;

•	Maintaining 2016 adjusted EBITDA guidance of approximately $1.88 billion and DCF guidance of approximately $1.39 billion;

•
Completing in March the first phase of the Roadrunner Gas Transmission pipeline (Roadrunner) project, which provides 170 million cubic feet per day (MMcf/d) of capacity to markets in Mexico and El Paso, Texas. Once fully complete, the pipeline, which is fully subscribed under 25-year firm fee-based commitments, will have a total capacity of 640 MMcf/d;

•
Completing in March an approximately $39 million compressor station expansion project on Midwestern Gas Transmission, an approximately 400-mile natural gas pipeline that supplies markets in Tennessee, Kentucky, Indiana, southern Illinois and Chicago. The expansion increases the pipeline’s capacity by approximately 170 MMcf/d, which is fully subscribed under 15-year, firm fee-based commitments;

•	Connecting three additional third-party natural gas processing plants - one each in the Williston Basin, Mid-Continent and Permian Basin - to the partnership’s NGL system;

•
Entering into a $1 billion three-year unsecured term loan agreement in January 2016, which enhances the partnership’s liquidity position and is expected to eliminate the need to access public debt and equity markets well into 2017, and using proceeds from the term loan to repay $650 million in senior notes which matured in February, to repay amounts outstanding under the partnership’s commercial paper program and for general partnership purposes;

•
Extending in January 2016 the term of the partnership’s $2.4 billion credit agreement by one year, to January 2020, and having $1.9 billion of capacity available under the agreement as of March 31, 2016; and

•	Declaring in April 2016 a first-quarter 2016 distribution of 79 cents per unit, or $3.16 per unit on an annualized basis.

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

BUSINESS-SEGMENT RESULTS:

Key financial and operating statistics are listed on page 17 in the tables.

Natural Gas Liquids Segment

The natural gas liquids segment benefited from volume growth of NGLs gathered and fractionated during the first quarter 2016. NGLs fractionated increased nearly 16 percent and NGLs transported on gathering lines increased nearly 6 percent in the first quarter 2016, compared with the same period in 2015, primarily due to increased volumes from recent Williston Basin and Mid-Continent natural gas processing plant connections and decreased ethane rejection in the Williston Basin.

	Three Months Ended		Three Months
	March 31,		2016 vs. 2015
Natural Gas Liquids Segment	2016	2015	Increase (Decrease)
	(Millions of dollars)

Adjusted EBITDA	$270.2	$192.7	40.2%
Capital expenditures	$34.2	$73.5	(53.5)%

The increase in first-quarter 2016 adjusted EBITDA, compared with the first quarter 2015, primarily reflects:

•	A $44.0 million increase in fee-based exchange-services volumes primarily from recently connected natural gas processing plants in the Williston Basin and Mid-Continent region and higher fee rates;

•	A $17.0 million increase from decreased ethane rejection in the Williston Basin;

•	A $9.0 million decrease in operating costs due primarily to ongoing cost reduction efforts and lower rates charged by service providers;

•	A $6.3 million increase in equity in net earnings from investments due primarily to higher volumes delivered to the Overland Pass Pipeline from the Bakken NGL Pipeline; and

•	A $5.2 million increase due to the impact of operational measurement gains in 2016 and operational measurement losses in 2015; offset partially by

•	A $3.9 million decrease in optimization and marketing activities due primarily to wider product price differentials during the first quarter 2015.

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

Natural Gas Pipelines Segment

The natural gas pipelines segment maintains primarily fee-based operations, with continued growth in the Permian Basin as the partnership continues construction of the Roadrunner Gas Transmission Pipeline and the WesTex Transmission Pipeline expansion. The first phase of the Roadrunner project was completed in March and is fully subscribed under 25-year firm fee-based (take-or-pay) commitments.

	Three Months Ended		Three Months
	March 31,		2016 vs. 2015
Natural Gas Pipelines Segment	2016	2015	Increase
	(Millions of dollars)

Adjusted EBITDA	$74.3	$70.7	5.1%
Capital expenditures	$17.9	$9.6	86.5%

First-quarter 2016 adjusted EBITDA increased, compared with the first quarter 2015, which primarily reflects:

•	A $5.8 million increase due to higher natural gas storage services as a result of increased rates and the sale of excess natural gas in storage; and

•	A $2.0 million increase due to higher transportation revenues, primarily due to increased firm volumes contracted; offset partially by

•	A $2.9 million decrease in equity in net earnings from investments due primarily to decreased short-term transportation services.

Capital expenditures increased in the first quarter 2016, compared with the same period in 2015, due primarily to a compressor station expansion project on Midwestern Gas Transmission.

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment’s first quarter 2016 adjusted EBITDA increased more than 65 percent, compared with the same period in 2015, driven by strong volume growth in the Williston Basin and positive impacts from contract restructuring efforts, despite a lower commodity price environment. The Lonesome Creek plant and related compression projects placed in service in late 2015 provided the capacity to capture previously flared natural gas, and the partnership continued to connect new wells in the core areas of the Williston Basin.

First-quarter 2016 natural gas volumes processed increased nearly 20 percent, and natural gas volumes gathered increased nearly 18 percent, compared with the first quarter 2015.

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

Successful contract restructuring efforts increased the segment’s first-quarter 2016 average fee rate to 68 cents, compared with 35 cents in the same period in 2015. The segment’s average fee rate increased 24 percent, compared with the fourth quarter 2015, as new terms under the restructured contracts became effective.

	Three Months Ended		Three Months
	March 31,		2016 vs. 2015
Natural Gas Gathering and Processing Segment	2016	2015	Increase (Decrease)
	(Millions of dollars)

Adjusted EBITDA	$100.0	$60.5	65.3%
Capital expenditures	$141.5	$255.3	(44.6)%

First-quarter 2016 adjusted EBITDA increased, compared with the first quarter 2015, which primarily reflects:

•
A $41.9 million increase due primarily to restructured contracts resulting in higher average fee rates and a lower percentage of proceeds (POP) retained from the sale of commodities under POP with fee contracts; and

•	A $31.2 million increase due primarily to natural gas volume growth in the Williston Basin; offset partially by

•	A $29.9 million decrease due primarily to lower net realized NGL and natural gas prices; and

•	A $2.2 million decrease due primarily to decreased ethane rejection to maintain downstream NGL product specifications.

The following table contains equity-volume information for the periods indicated:

	Three Months Ended
	March 31,
Equity-Volume Information (a)	2016	2015

NGL sales - including ethane (MBbl/d)	16.4	16.8
Condensate sales (MBbl/d)	2.7	3.2
Residue natural gas sales (BBtu/d)	83.8	132.9
(a) - Includes volumes for consolidated entities only.

The partnership executes hedges to reduce its commodity price risk. NGLs hedged reflect propane, normal butane, isobutane and natural gasoline only. The following tables set forth hedging information for the natural gas gathering and processing segment’s forecasted equity volumes for the periods indicated:

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

	Nine Months Ending December 31, 2016
	Volumes Hedged	Average Price		Percentage Hedged
NGLs - excluding ethane (MBbl/d) - Conway/Mont Belvieu	8.9	$0.48	/ gallon	81%
Condensate (MBbl/d) - WTI-NYMEX	1.8	$58.68	/ Bbl	84%
Natural gas (BBtu/d) - NYMEX and basis	77.9	$2.85	/ MMBtu	90%

	Year Ending December 31, 2017
	Volumes Hedged	Average Price		Percentage Hedged
NGLs - excluding ethane (MBbl/d) - Conway/Mont Belvieu	4.1	$0.46	/ gallon	34%
Condensate (MBbl/d) - WTI-NYMEX	1.5	$43.65	/ Bbl	61%
Natural gas (BBtu/d) - NYMEX and basis	73.1	$2.66	/ MMBtu	74%

All of the natural gas gathering and processing segment’s commodity price sensitivities are estimated as a hypothetical change in the price of NGLs, crude oil and natural gas as of March 31, 2016, including the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil.

The natural gas gathering and processing segment estimates the following sensitivities:

•
a 1-cent-per-gallon change in the composite price of NGLs would change nine-month forward adjusted EBITDA and full-year 2017 adjusted EBITDA by approximately $0.5 million and $1.6 million, respectively;

•	a $1.00-per-barrel change in the price of crude oil would change nine-month forward adjusted EBITDA and full-year 2017 adjusted EBITDA by approximately $0.2 million and $0.6 million, respectively; and

•
a 10-cent-per-MMBtu change in the price of residue natural gas would change nine-month forward adjusted EBITDA and full-year 2017 adjusted EBITDA by approximately $0.2 million and $0.9 million, respectively.

These estimates do not include any effects on demand for ONEOK Partners’ services or natural gas processing plant operations that might be caused by, or arise in conjunction with, price changes. For example, a change in the gross processing spread may cause a change in the amount of ethane extracted from the natural gas stream affecting natural gas gathering and processing earnings for certain contracts.

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners executive management will conduct a joint conference call at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time) on May 4, 2016. The call also will be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 888-430-8694, pass-code 8944381, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass-code 8944381.

LINKS TO EARNINGS TABLES AND PRESENTATION:

Tables:
http://ir.oneok.com/~/media/Files/O/OneOK-IR/financial-reports/2016/q1-2016-earnings-press-release.pdf

Presentation:
http://ir.oneok.com/~/media/Files/O/OneOK-IR/events-presentation/q1-2016-earnings-presentation.pdf

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE:

ONEOK has disclosed in this news release adjusted EBITDA, cash flow available for dividends, free cash flow and dividend coverage ratio, which are non-GAAP financial metrics, used to measure the company’s financial performance and are defined as follows:

•
Adjusted EBITDA is defined as net income adjusted for interest expense, net of capitalized interest, depreciation and amortization, impairment charges, income taxes and allowance for equity funds used during construction and certain other noncash items;

•
Cash flow available for dividends is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions declared from ONEOK Partners, and ONEOK’s stand-alone depreciation and amortization, deferred income taxes, stand-alone capital expenditures and certain other items;

•	Free cash flow is defined as cash flow available for dividends, computed as described above, less ONEOK’s dividends declared; and

•	Dividend coverage ratio is defined as cash flow available for dividends divided by the dividends declared for the period.

These non-GAAP financial measures described above are useful to investors because they are used by many companies in the industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate our financial performance

ONEOK Announces First-quarter 2016 Results

May 3, 2016

and to compare our financial performance with the performance of other companies within our industry. ONEOK cash flow available for dividends, free cash flow and dividend coverage ratio should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies. A reconciliation of cash flow available for dividends and free cash flow to net income is included in the tables.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is the general partner and as of March 31, 2016, owns 41.2 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements as defined under federal securities laws.  The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends and distributions, and coverage ratios), liquidity, management’s plans and objectives for our future growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under federal securities legislation and other applicable laws.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this Quarterly Report identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

ONEOK Announces First-quarter 2016 Results

May 3, 2016

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks, railroads or pipelines in delivering products to or from our terminals or pipelines;

•	changes in demand for the use of natural gas, NGLs and crude oil because of market conditions caused by concerns about climate change;

•	conflicts of interest between us, ONEOK Partners, and related parties of ONEOK Partners;

•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving any local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board, the Pipeline and Hazardous Materials Safety Administration (PHMSA), the U.S. Environmental Protection Agency (EPA) and the U.S. Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

–	future demand for and prices of natural gas, NGLs and crude oil;

–	competitive conditions in the overall energy market;

–	availability of supplies of Canadian and United States natural gas and crude oil; and

–	availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

ONEOK Announces First-quarter 2016 Results

May 3, 2016

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and in our other filings that we make with the Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov and our website at www.oneok.com. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Any such forward-looking statement speaks only as of the date on which such statement is made, and, other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

###

ONEOK Announces First-quarter 2016 Results

May 3, 2016

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended
	March 31,
(Unaudited)	2016	2015
	(Thousands of dollars, except per share amounts)
Revenues
Commodity sales	$1,283,511	$1,435,716
Services	490,948	369,590
Total revenues	1,774,459	1,805,306
Cost of sales and fuel (exclusive of items shown separately below)	1,195,738	1,343,864
Operations and maintenance	155,145	154,331
Depreciation and amortization	94,478	85,955
General taxes	21,870	24,687
(Gain) loss on sale of assets	(4,206)	6
Operating income	311,434	196,463
Equity in net earnings from investments	32,914	30,921
Allowance for equity funds used during construction	208	799
Other income	305	3,136
Other expense	(637)	(1,304)
Interest expense (net of capitalized interest of $2,887 and $7,230, respectively)	(118,247)	(96,750)
Income before income taxes	225,977	133,265
Income taxes	(50,066)	(37,428)
Income from continuing operations	175,911	95,837
Income (loss) from discontinued operations, net of tax	(952)	(144)
Net income	174,959	95,693
Less: Net income attributable to noncontrolling interests	91,513	34,893
Net income attributable to ONEOK	$83,446	$60,800
Amounts attributable to ONEOK:
Income from continuing operations	$84,398	$60,944
Income (loss) from discontinued operations	(952)	(144)
Net income	$83,446	$60,800
Basic earnings per share:
Income from continuing operations	$0.40	$0.29
Income (loss) from discontinued operations	—	—
Net income	$0.40	$0.29
Diluted earnings per share:
Income from continuing operations	$0.40	$0.29
Income (loss) from discontinued operations	—	—
Net income	$0.40	$0.29
Average shares (thousands)
Basic	210,781	209,874
Diluted	211,071	210,467
Dividends declared per share of common stock	$0.615	$0.605

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Unaudited)	2016	2015
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$137,219	$97,619
Accounts receivable, net	521,436	593,979
Materials and supplies	83,144	76,696
Natural gas and natural gas liquids in storage	156,075	128,084
Commodity imbalances	38,742	38,681
Other current assets	54,024	39,946
Assets of discontinued operations	381	205
Total current assets	991,021	975,210
Property, plant and equipment
Property, plant and equipment	14,671,934	14,530,460
Accumulated depreciation and amortization	2,234,807	2,156,471
Net property, plant and equipment	12,437,127	12,373,989
Investments and other assets
Investments in unconsolidated affiliates	929,209	948,221
Goodwill and intangible assets	1,014,284	1,017,258
Other assets	112,614	112,598
Assets of discontinued operations	16,894	18,835
Total investments and other assets	2,073,001	2,096,912
Total assets	$15,501,149	$15,446,111

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Continued)
	March 31,	December 31,
(Unaudited)	2016	2015
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$460,650	$110,650
Short-term borrowings	444,567	546,340
Accounts payable	522,317	615,982
Commodity imbalances	77,489	74,460
Accrued interest	104,630	129,043
Other current liabilities	126,549	132,556
Liabilities of discontinued operations	28,258	29,235
Total current liabilities	1,764,460	1,638,266
Long-term debt, excluding current maturities	8,320,451	8,323,582
Deferred credits and other liabilities
Deferred income taxes	1,484,745	1,436,715
Other deferred credits	273,070	264,248
Liabilities of discontinued operations	12,916	16,964
Total deferred credits and other liabilities	1,770,731	1,717,927
Commitments and contingencies
Equity
ONEOK shareholders’ equity:
Common stock, $0.01 par value: authorized 600,000,000 shares; issued 245,811,180 shares and outstanding 210,098,753 shares at March 31, 2016; issued 245,811,180 shares and outstanding 209,731,028 shares at December 31, 2015	2,458	2,458
Paid-in capital	1,327,551	1,378,444
Accumulated other comprehensive loss	(134,614)	(127,242)
Retained earnings	—	—
Treasury stock, at cost: 35,712,427 shares at March 31, 2016 and 36,080,152 shares at December 31, 2015	(908,507)	(917,862)
Total ONEOK shareholders’ equity	286,888	335,798
Noncontrolling interests in consolidated subsidiaries	3,358,619	3,430,538
Total equity	3,645,507	3,766,336
Total liabilities and equity	$15,501,149	$15,446,111

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS	Three Months Ended
	March 31,
(Unaudited)	2016	2015
	(Thousands of dollars)
Operating activities
Net income	$174,959	$95,693
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94,478	85,955
Equity in net earnings from investments	(32,914)	(30,921)
Distributions received from unconsolidated affiliates	34,789	29,475
Deferred income taxes	53,725	36,712
Share-based compensation expense	8,232	5,643
Pension and postretirement benefit expense, net of contributions	3,039	4,310
Allowance for equity funds used during construction	(208)	(799)
(Gain) loss on sale of assets	(4,206)	6
Changes in assets and liabilities:
Accounts receivable	68,326	134,300
Natural gas and natural gas liquids in storage	(27,991)	(84,557)
Accounts payable	(64,088)	(125,898)
Commodity imbalances, net	2,968	15,057
Settlement of exit activities liabilities	(6,186)	(12,768)
Accrued interest	(24,413)	(1,118)
Risk-management assets and liabilities	(23,813)	(60,871)
Other assets and liabilities, net	(27,219)	(50,949)
Cash provided by operating activities	229,478	39,270
Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(196,411)	(343,847)
Contributions to unconsolidated affiliates	(158)	—
Distributions received from unconsolidated affiliates in excess of cumulative earnings	11,764	9,954
Proceeds from sale of assets	14,858	118
Cash used in investing activities	(169,947)	(333,775)
Financing activities
Borrowing (repayment) of short-term borrowings, net	(101,773)	(229,821)
Issuance of long-term debt, net of discounts	1,000,000	798,896
Debt financing costs	(2,770)	(7,850)
Repayment of long-term debt	(652,148)	(1,948)
Issuance of common stock	3,964	3,796
Issuance of common units, net of issuance costs	—	53,388
Dividends paid	(129,235)	(126,053)
Distributions to noncontrolling interests	(137,980)	(129,457)
Cash provided by (used in) financing activities	(19,942)	360,951
Change in cash and cash equivalents	39,589	66,446
Change in cash and cash equivalents included in discontinued operations	11	153
Change in cash and cash equivalents from continuing operations	39,600	66,599
Cash and cash equivalents at beginning of period	97,619	172,812
Cash and cash equivalents at end of period	$137,219	$239,411

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended
	March 31,
(Unaudited)	2016	2015
	(Millions of dollars, except as noted)
Natural Gas Liquids
Adjusted EBITDA	$270.2	$192.7
Operating costs	$73.2	$82.2
Depreciation and amortization	$40.7	$39.3
Operating income	$216.5	$145.7
Equity in net earnings from investments	$13.3	$7.0
NGL sales (MBbl/d)	716	563
NGLs transported-gathering lines (MBbl/d) (a)	751	709
NGLs fractionated (MBbl/d) (b)	550	475
NGLs transported-distribution lines (MBbl/d) (a)	474	388
Average Conway-to-Mont Belvieu OPIS price differential - ethane in ethane/propane mix ($/gallon)	$0.03	$0.01
Capital expenditures	$34.2	$73.5
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.

Natural Gas Pipelines
Adjusted EBITDA	$74.3	$70.7
Operating costs	$27.5	$27.2
Depreciation and amortization	$11.2	$10.8
Operating income	$46.3	$31.1
Equity in net earnings from investments	$16.8	$19.7
Natural gas transportation capacity contracted (MDth/d) (a)	6,156	5,939
Transportation capacity contracted (a)	93%	93%
Capital expenditures	$17.9	$9.6
(a) - Includes volumes for consolidated entities only.

Natural Gas Gathering and Processing
Adjusted EBITDA	$100.0	$60.5
Operating costs	$69.6	$69.2
Depreciation and amortization	$41.9	$35.8
Operating income	$55.5	$19.7
Equity in net earnings from investments	$2.8	$4.2
Natural gas gathered (BBtu/d) (a)	2,128	1,808
Natural gas processed (BBtu/d) (a) (b)	1,948	1,625
NGL sales (MBbl/d) (a)	155	108
Residue natural gas sales (BBtu/d) (a)	941	781
Realized composite NGL net sales price ($/gallon) (a) (c) (d)	$0.20	$0.38
Realized condensate net sales price ($/Bbl) (a) (c) (e)	$33.72	$30.02
Realized residue natural gas net sales price ($/MMBtu) (a) (c) (e)	$2.62	$3.96
Average fee rate ($/MMBtu) (a)	$0.68	$0.35
Capital expenditures	$141.5	$255.3
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.
(c) - Includes the impact of hedging activities on ONEOK Partners’ equity volumes.
(d) - Net of transportation and fractionation costs.
(e) - Net of transportation costs.

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

ONEOK, Inc. Stand-alone
CASH FLOW AVAILABLE FOR DIVIDENDS
	Three Months Ended
	March 31,
(Unaudited)	2016	2015
	(Millions of dollars)
Recurring cash flows:
Distributions from ONEOK Partners – declared	$197.5	$169.1
Interest expense, excluding noncash items	(25.7)	(16.0)
Cash income taxes	—	—
Released contracts from the former energy services business	(6.2)	(11.9)
Corporate expenses	(3.2)	(1.1)
Equity compensation reimbursed by ONEOK Partners	7.0	12.0
Cash flows from recurring activities	169.4	152.1
Capital expenditures	(0.1)	—
Cash flow available for dividends	169.3	152.1
Dividends declared	(129.2)	(126.3)
Free cash flow	$40.1	$25.8
Dividend coverage ratio	1.31	1.20

ONEOK, Inc. Stand-alone
RECONCILIATION OF CASH FLOW AVAILABLE FOR DIVIDENDS
AND FREE CASH FLOW TO NET INCOME
	Three Months Ended
	March 31,
(Unaudited)	2016	2015
	(Millions of dollars)
Net income attributable to ONEOK	$83.4	$60.8
Depreciation and amortization	0.7	0.1
Deferred income taxes	51.4	34.6
Equity in earnings of ONEOK Partners	(164.8)	(112.1)
Distributions from ONEOK Partners - declared	197.5	169.1
Equity compensation reimbursed by ONEOK Partners	7.0	12.0
Energy services realized working capital	(6.2)	(11.9)
Other	0.4	(0.5)
Total cash flows	169.4	152.1
Capital expenditures	(0.1)	—
Cash flow available for dividends	169.3	152.1
Dividends declared	(129.2)	(126.3)
Free cash flow	$40.1	$25.8

-more-

ONEOK Announces First-quarter 2016 Results

May 3, 2016

ONEOK, Inc. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
	Three Months Ended
	March 31,
(Unaudited)	2016	2015
Reconciliation of Adjusted EBITDA to Net Income	(Thousands of dollars)
Segment Adjusted EBITDA:
Natural Gas Gathering and Processing	$100,035	$60,518
Natural Gas Liquids	270,169	192,655
Natural Gas Pipelines	74,339	70,712
Other	(2,914)	(3,473)
Total	441,629	320,412
Depreciation and amortization	(94,478)	(85,955)
Interest expense, net of capitalized interest	(118,247)	(96,750)
Income taxes	(50,066)	(37,428)
Allowance for equity funds used during construction and other	(2,927)	(4,442)
Income from continuing operations	175,911	95,837
Income (loss) from discontinued operations, net of tax	(952)	(144)
Net income	$174,959	$95,693